                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Dailey Petroleum Services Corp. 1996 Key Employee Stock Plan and the Dailey Petroleum Services Corp. 1996 Non-Employee Director Stock Plan of Dailey Petroleum Services Corp. of our report dated June 27, 1996, except as to Notes 1 and 12 as to which the date is August 13, 1996, with respect to the consolidated financial statements of Dailey Petroleum Services Corp. for the year ended April 30, 1996, included in the registration statement (Form S-1 No. 333-04593), as amended, and related Prospectus filed pursuant to Rule 424(b) with the Securities and Exchange Commission on August 16, 1996.



                               ERNST & YOUNG LLP

Houston, Texas
August 20, 1996